Exhibit 99.1

Unaudited Pro Forma Condensed Combined Statement of Operations

On December 21, 2021, Continental Resources, Inc. (“Continental” or the "Company") closed the previously announced purchase and sale agreement dated November 1, 2021 (the “Purchase Agreement”) with certain subsidiaries of Pioneer Natural Resources Company (“Pioneer” or the “Seller”), in which the Company purchased: (a) 100% of the issued and outstanding limited liability company interests of Jagged Peak Energy LLC, which in turn owns 100% of the issued and outstanding limited liability company interests of Parsley SoDe Water LLC; and (b) certain oil and gas assets and properties in the Permian Basin of Texas (collectively, the “Pioneer Acquisition”).

The purchase price paid to the Seller in December 2021 was approximately $3.06 billion in cash, representing a $3.25 billion purchase price less customary closing adjustments made pursuant to the Purchase Agreement. The Company funded the purchase price through a combination of cash on hand, borrowings on its credit facility totaling $500 million, and the issuance of senior notes totaling $1.6 billion. The increase in credit facility borrowings and proceeds received from the issuance of senior notes are collectively referred to as the “related financing”.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presented below has been prepared based on Continental’s historical consolidated financial statements and the historical revenues and direct operating expenses of properties acquired in the Pioneer Acquisition for the period and were prepared as if the Pioneer Acquisition and related financing had occurred on January 1, 2021.

The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of the Company would have been had the Pioneer Acquisition and related financing occurred on the date noted above, nor is it necessarily indicative of future consolidated results of operations. Future results may vary significantly from the results reflected because of various factors. In Continental’s opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed combined statement of operations have been made.

The unaudited pro forma condensed combined statement of operations does not reflect the benefits of potential cost savings or the costs that may be necessary to achieve such savings, opportunities to increase revenue generation, or other factors that may result from the Pioneer Acquisition and, accordingly, does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with the audited consolidated financial statements and accompanying notes of Continental contained in Continental’s Annual Report on Form 10-K for the year ended December 31, 2021.

Continental Resources, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2021

	Historical
In thousands, except per share data	Continental - As Reported	Acquisition Adjustments		Pro Forma Combined
Revenues:
Crude oil and natural gas sales	$5,793,741	$932,248	(a)	$6,725,989
Loss on derivative instruments, net	(128,864)	—		(128,864)
Crude oil and natural gas service operations	54,441	—		54,441
Total revenues	5,719,318	932,248		6,651,566

Operating costs and expenses:
Production expenses	406,906	91,919	(a)	498,825
Production taxes	404,362	55,650	(a)	460,012
Transportation expenses	224,989	8,691	(a)	233,680
Exploration expenses	21,047	—		21,047
Crude oil and natural gas service operations	21,480	—		21,480
Depreciation, depletion, amortization and accretion	1,898,082	203,419	(b)	2,101,501
Property impairments	38,370	—		38,370
Acquisition costs	13,920	—		13,920
General and administrative expenses	233,628	—		233,628
Net gain on sale of assets and other	(5,146)	—		(5,146)
Total operating costs and expenses	3,257,638	359,679		3,617,317
Income from operations	2,461,680	572,569		3,034,249
Other income (expense):
Interest expense	(251,598)	(46,647)	(c)	(298,245)
Loss on extinguishment of debt	(290)	—		(290)
Other	(23,654)	—		(23,654)
	(275,542)	(46,647)		(322,189)
Income before income taxes	2,186,138	525,922		2,712,060
Provision for income taxes	(519,730)	(128,851)	(d)	(648,581)
Net income	1,666,408	397,071		2,063,479
Net income attributable to noncontrolling interests	5,440	—		5,440
Net income attributable to Continental Resources	$1,660,968	$397,071		$2,058,039

Net income per share attributable to Continental Resources:
Basic	$4.61			$5.71
Diluted	$4.56			$5.65

Weighted Average Common Shares Outstanding:
Basic	360,434			360,434
Diluted	364,453			364,453

Continental Resources, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined statement of operations was prepared based on the historical consolidated financial statements of Continental and the historical revenues and direct operating expenses of the properties acquired in the Pioneer Acquisition. The Pioneer Acquisition was accounted for using the acquisition method under ASC Topic 805, Business Combinations, which requires all assets acquired and liabilities assumed to be recorded at fair value at the acquisition date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 was prepared assuming the Pioneer Acquisition and related financing occurred on January 1, 2021.
The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of the Company would have been had the Pioneer Acquisition and related financing occurred on the date noted above, nor is it necessarily indicative of future consolidated results of operations. In Continental’s opinion, all adjustments that are necessary to present fairly the unaudited pro forma condensed combined statement of operations have been made. The unaudited pro forma condensed combined statement of operations has been compiled in a manner consistent with the accounting policies adopted by the Company. Actual results may differ materially from the assumptions and estimates contained herein.

Continental Resources, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
Note 2. Pro Forma Adjustments
The pro forma adjustments are based on available information and certain estimates and assumptions that Continental believes provide a reasonable basis for presenting the significant effects of the Pioneer Acquisition and related financing. General descriptions of the pro forma adjustments are provided below.
Unaudited Pro Forma Condensed Combined Statement of Operations
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 reflects the following adjustments:
(a) Represents historical revenues and direct operating expenses of the crude oil and natural gas properties acquired in the Pioneer Acquisition.
(b) Represents incremental depreciation, depletion, and amortization expense resulting from the change in basis of property and equipment acquired and increased accretion expense from new asset retirement obligations recognized as a result of the Pioneer Acquisition. The DD&A adjustment was calculated primarily using the unit-of-production method under the successful efforts method of accounting using estimated proved reserves and production volumes attributable to the acquired assets.
(c) Represents the following adjustments to interest expense resulting from interest and related amortization of initial debt discount and issuance costs:

Year Ended
In thousands	December 31, 2021
Interest expense on new 2.268% senior notes due 2026	$16,229
2.268% senior notes issuance cost amortization	1,289
Interest expense on new 2.875% senior notes due 2032	20,572
2.875% senior notes discount amortization	47
2.875% senior notes issuance cost amortization	594
Interest expense on credit facility borrowings	7,916
Total acquisition adjustments to interest expense	$46,647
The interest expense for the credit facility reflects a rate of 1.61% as of year-end 2021. Actual interest expense may be higher or lower depending on fluctuations in interest rates and other market conditions. A one-eighth percent increase or decrease in the interest rate would result in a change in interest expense of approximately $0.6 million for the year ended December 31, 2021.
(d) Represents the application of Continental’s statutory tax rate of 24.5% to the pre-tax amount of Pioneer Acquisition adjustments.

4